Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Triangle Petroleum Corporation:

We consent to the use of our reports dated April 13, 2015, with respect to the consolidated financial statements of Triangle Petroleum Corporation and subsidiaries as of January 31, 2015 and 2014, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended January 31, 2015, and the effectiveness of internal control over financial reporting as of January 31, 2015, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Denver, Colorado
October 9, 2015